Exhibit 99.1

CONTACT:	RDO Equipment Co., Fargo Thomas K. Espel 701/297-4288 invest@rdoequipment.com

OFFUTT COMPLETES CASH TENDER OFFER FOR RDO EQUIPMENT

        FARGO, N.D., June 3, 2003—RDO Equipment Co. (NYSE: RDO) announced today that RDO Tender Co., a wholly owned subsidiary of RDO Holdings Co., which is owned primarily by Ronald D. Offutt, RDO Equipment Co.'s Chairman of the Board and Chief Executive Officer, completed its cash tender offer of $6.01 per share for all outstanding shares of class A common stock of RDO Equipment not owned by RDO Tender, RDO Holdings or the stockholders of RDO Holdings.

        The tender offer expired, as scheduled, at 5:00 p.m., New York City time, on Monday, June 2, 2003. Based on a preliminary count, 3,882,442 class A shares of RDO Equipment had been tendered and not withdrawn. The tendered shares (including 5,000 shares that were guaranteed to be delivered), together with the shares currently held by RDO Tender, constitute approximately 95.7% of the outstanding class A shares. All shares validly tendered and not withdrawn prior to the expiration of the offer have been accepted for payment according to the terms of the offer.

        In the second step of the transaction, RDO Tender will merge with and into RDO Equipment. As a result, each class A share of RDO Equipment not previously purchased in the tender offer (other than shares owned by RDO Tender and shares held by stockholders who seek appraisal rights under Delaware law) will be converted into the right to receive $6.01 per share, without any interest. Once the merger becomes effective, RDO Equipment will become a wholly owned subsidiary of RDO Holdings.

        The merger is not subject to the approval of the holders of the remaining class A shares of RDO Equipment and is expected to be completed within the next few days. Stockholders who did not tender their class A shares in the tender offer will receive information from RDO Equipment regarding the surrender of their stock certificates for payment.

        For further information, please contact Georgeson Shareholder, the information agent for the tender offer, at (866) 244-7937.

        RDO Equipment specializes in the distribution, sale, service, rental and finance of equipment and trucks to the agricultural, construction, manufacturing, transportation, and warehousing industries, as well as to public service entities, government agencies and utilities. These operations, which consist of 45 retail stores in 9 states, include one of the largest networks of John Deere construction and agricultural stores in North America. Information about RDO Equipment, including recent news and product information, is available on the Internet at www.rdoequipment.com.

        The press release above is neither an offer to purchase nor a solicitation of an offer to sell securities of RDO Equipment Co. RDO Tender Co., RDO Holdings Co. and their affiliates have filed a Tender Offer Statement on Schedule TO regarding the tender offer with the Securities and Exchange Commission. RDO Equipment Co. has filed a Transaction Statement on Schedule 13E-3 and a Solicitation/Recommendation Statement on Schedule 14D-9 regarding its response to the tender offer. Investors and security holders are advised to read this documentation because this documentation contains important information about the tender offer. Investors and security holders may obtain a free copy of this documentation and other related documents at the SEC's web site at www.sec.gov. This and such other documents may also be obtained free of charge from RDO Equipment Co. by directing such request to RDO Equipment Co., 2829 South University Drive, Fargo, ND 58109, tel (701) 297-4288, Attention: Thomas K. Espel.

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        [Please note that after issuing the press release, RDO Equipment learned that the number of shares tendered pursuant to guarantees of delivery was 35,300 instead of 5,000, which brought the total number of class A shares tendered to 3,912,742 (including the 35,300 shares that were guaranteed to be delivered). These shares, together with the shares held by RDO Tender prior to the effectiveness of the subsequent merger, constituted approximately 96.0% of the outstanding class A shares.]